         SALTON REPORTS SECOND QUARTER RESULTS

         REVENUES INCREASE WHILE GROSS MARGINS RETURN TO CUSTOMARY LEVELS

LAKE FOREST, Ill.--(BUSINESS WIRE)--February 10--Salton, Inc. (NYSE: SFP) announced today its results for the second fiscal quarter ended December 27, 2003. The Company reported net sales of $397.1 million for the quarter versus $339.3 million for the same period in fiscal 2003. The increase in net sales was due primarily to continued expansion of the Company's international operations, which offset a 17.5% decline in the domestic market. The international expansion resulted from the Company's including the sales of Amalgamated Appliances Holdings Limited ("AMAP"), increased sales in all of the Company's major international markets, and foreign currency increases. Salton reported net income of $12.3 million, or $1.10 per share ($0.81 per diluted share), versus net income of $25.0 million or $2.23 per share ($1.64 per diluted share) for the second quarter of fiscal 2003.

Gross profit margins in the second fiscal quarter of 2004 were 31.1% of net sales, compared to 26.9% of net sales in the first fiscal quarter of 2004, trending upward as a result of strategic cost initiatives. This compares with 32.8% in the second fiscal quarter of 2003. The Company's results were impacted by an additional $13 million in advertising expenditures in the Quarter in connection with marketing efforts for the One:One(TM) single-cup pod-operated coffee makers and the Westinghouse Beyond(TM) Unplugged(TM) upright vacuum cleaner. The Company's results also reflect an additional $3 million in advertising expenditures to launch George Foreman products in South Africa and Brazil, and introduce new George Foreman products in Australia. Other Selling, General and Administrative expense increases were due to the Company's inclusion of AMAP and foreign currency increases.

For the six months ended December 27, 2003, Salton reported net sales of $635.6 million versus $539.3 million for the same period in fiscal 2003. Salton reported net income of $13.1 million, or $1.17 per share ($0.86 per diluted share), versus net income of $28.9 million, or $2.60 per share ($1.92 per diluted share) for the first six months of fiscal 2003.

"We are pleased that our gross profit margins have returned to more customary levels," said Leonhard Dreimann, Chief Executive Officer of Salton, Inc. "In addition, international sales continue to grow, coupled with the expansion of new markets for Salton products. Our financial results were impacted by increased advertising spending in the quarter surrounding the launch of new products and geographic expansion. We consider these launches and the dollars spent an important investment in the global future of Salton. While our lower sourcing costs have made our products highly competitive, the transition to new, lower cost factories and other supply issues in the Quarter resulted in product shortages and lost sales we estimate exceeded $45 million. These supplier-related issues have now been largely resolved.

Business Outlook

"Today, Salton is better balanced geographically and more diversified product-wise than it has ever been before" said Mr. Dreimann. "We have significantly lowered our acquisition costs for many of our product lines, which will allow us to be extremely competitive in the marketplace, while maintaining margins. Our international expansion should continue to drive earnings. We continue to see strong results in South Africa, Europe, Australia and Brazil. While we spent heavily on advertising in the quarter, we expect that the level of our advertising spending will be in line with historical percentages of sales for the balance of the year. Our investments in research and development, and marketing support have yielded many promising new products, such as the WRFF ("Walk Run Fly Faster" combination bicycle, scooter and skate-board) and iCEBOX, which are generating growing interest. We, as always, work to position Salton for future growth."

The Company will hold a conference call at 9 a.m. ET today. Leonhard Dreimann, Chief Executive Officer, William Rue, President and Chief Operating Officer and David Mulder, Executive Vice President, Chief Administrative Officer and Senior Financial Officer will host the call. Interested participants should call 800-472-8309 when calling within the United States or 706-643-9561 when calling internationally. Please reference Conference I.D. Number 5359191. There will be a playback available until midnight, February 12, 2004. To listen to the playback, please call 800-642-1687 when calling within the United States or 706-645-9291 when calling internationally. Please use pass code 5359191 for the replay.

This call is being webcast and can be accessed at Salton's web site at www.saltoninc.com The conference call can be found under the subheadings, "Stock Quotes" and then "Audio Archives". The webcast can be accessed until February 12, 2004.

Salton, Inc. is a leading designer, marketer and distributor of branded, high quality small appliances, home decor and personal care products. Our product mix includes a broad range of small kitchen and home appliances, tabletop products, time products, lighting products, picture frames and personal care and wellness products. We sell our products under our portfolio of well recognized brand names such as Salton(R), George Foreman(R), Westinghouse(TM), Toastmaster(R), Melitta(R), Russell Hobbs(R), Farberware(R), Ingraham(R) and Stiffel(R). The Company believes its strong market position results from well-known brand names, high quality and innovative products, strong relationships with its customer base and a focused outsourcing strategy.

Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: the Company's substantial indebtedness and restrictive covenants in the Company's debt instruments; the Company's relationship and contractual arrangements with key customers, suppliers and licensors; pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of the Company's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; the availability and success of future acquisitions; international business activities; the risks related to intellectual property rights; the risks relating to regulatory matters and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission Filings.

[SALTON LOGO]


                                  SALTON, INC.
                           CONSOLIDATED BALANCE SHEET
                                  DECEMBER FY04

                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)


                                                               December       June
ASSETS                                                           FY04         FY03
CURRENT ASSETS:
   Cash                                                       $  52,296    $  53,102
   Accounts Receivable, net                                     342,142      198,511
   Inventories, net                                             240,147      217,317
   Prepaid expense and other current assets                      18,418       13,225
   Prepaid income taxes                                               0        9,606
   Deferred tax asset                                            13,989       12,824
                                                              ----------------------
     TOTAL CURRENT ASSETS                                       666,992      504,586


Net Property, Plant and Equipment                                72,977       69,970


Patents and trademarks                                          194,890      191,963
Cash in escrow for Pifco loan notes                               5,074        4,978
Goodwill                                                         27,835       26,953
Other assets, net                                                12,828       13,922
                                                              ----------------------
TOTAL ASSETS                                                  $ 980,596    $ 812,372
                                                              ======================


LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Revolving line of credit and other current debt            $  19,406    $  27,911
   Accounts payable                                             131,251       73,548
   Accrued expenses                                              82,122       54,613
   Income Taxes Payable                                           7,183            0
                                                              ----------------------
      TOTAL CURRENT LIABILITIES                                 239,962      156,072


Non-current deferred tax liability                                8,676        8,311
L-T-D - Revolving Credit Agreement                              135,119       76,119
Other Notes Payable                                               1,009          873
Senior subordinated notes due 2005                              125,000      125,000
Senior subordinated notes due 2008, including an adjustment
   of $10,831 and $12,081 to the carrying value related to
   interest rate swap agreements, respectively                  159,769      160,896
Other long term liabilities                                      18,132       16,240
                                                              ----------------------
      TOTAL LIABILITIES                                         687,667      543,511
Minority Interest                                                20,150       14,957

STOCKHOLDERS' EQUITY:
   Preferred stock, $.01 par value; authorized,
    2,000,000 shares; 40,000 shares issued                            0            0
   Common stock, $.01 par value; authorized
    40,000,000 shares; issued and outstanding
    2004-11,194,542 shares, 2003-11,186,905 shares                  148          148
   Treasury stock                                               (67,019)     (67,019)
   Additional paid-in capital                                    96,235       96,179
   Accumulated other comprehensive income                         4,750         (982)
   Retained Earnings                                            238,665      225,578
                                                              ----------------------
      TOTAL STOCKHOLDERS' EQUITY                                272,779      253,905
                                                              ----------------------
TOTAL LIABILITIES AND STOCKHOLDER EQUITY                      $ 980,596    $ 812,372
                                                              ======================


                                   SALTON, INC
                         CONSOLIDATED INCOME STATEMENT
                               DECEMBER FY04 - QTD
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

[SALTON LOGO]



                                                QTR 2         QTR 2    YEAR TO DATE    YEAR TO DATE
                                                FY04          FY03     DECEMBER FY04   DECEMBER FY03
                                             -------------------------------------------------------
NET SALES                                    $ 397,103      $ 339,252       $ 635,642     $  539,304
Cost of Sales                                  252,674        210,652         410,630        330,463
Total Distribution Expense                      21,050         17,225          37,451         31,125
                                             -------------------------------------------------------
GROSS PROFIT                                   123,378        111,375         187,561        177,716
Intangible Impairment Loss                           0              0               0            800
Total Selling, General & Administrative         90,515         65,023         142,306        114,317
                                             -------------------------------------------------------
OPERATING INCOME (LOSS)                         32,864         46,352          45,255         62,599
Interest (Income) Expense                       10,332         10,627          20,011         20,634
FMV adjustment on Derivatives                        0         (1,009)              0           (742)
                                             -------------------------------------------------------
INCOME (LOSS) BEFORE TAXES                      22,531         36,734          25,244         42,707
                                             -------------------------------------------------------
Income Taxes                                     7,411         11,764           8,293         13,837
Minority Interest - AMAP                         2,774              0           3,864              0
                                             -------------------------------------------------------
NET INCOME (LOSS)                            $  12,346      $  24,970       $  13,087     $   28,870
                                             =======================================================

WEIGHTED AVG COMMON SHARES OUTSTANDING      11,189,995     11,179,452      11,188,575     11,120,807
WEIGHTED AVG COMMON & COMMON EQUIV SHARE    15,307,678     15,192,676      15,206,339     15,063,214


NET INCOME(LOSS) PER COMMON SHARE: BASIC          1.10           2.23            1.17           2.60
NET INCOME(LOSS) PER COMMON SHARE: DILUTED        0.81           1.64            0.86           1.92

